UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 6, 2003

____________________

GLOBAL INDUSTRIES, LTD.

(Exact name of registrant as specified in its charter)
Louisiana (State or other jurisdiction of incorporation or organization)	2-56600 (Commission File Number)	72-1212563 (I.R.S. Employer Identification No.)

8000 Global Drive		70665
P.O. Box 442, Sulphur, LA (Address of principal executive offices)		70664-0442 (Zip code)

Registrant's telephone number, including area code: (337) 583-5000

Item 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 6, 2003, the Company held a conference call to discuss its third quarter earnings release made on November 5, 2003. A transcript of the November 6, 2003 conference call is attached as Exhibit 99.1 and furnished herewith. In addition, you can access an audio tape of the conference call at the Company's website at www.globalind.com, under "Investor Relations," where it will be archived for anytime reference until November 21, 2003.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.

  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

Not applicable.

(b) PRO FORMA FINANCIAL INFORMATION.

Not applicable.

  EXHIBITS.

99.1-Transcript of third quarter earnings release conference call held on November 6, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDUSTRIES, LTD.

                                                                                                    By: /s/ TIMOTHY W. MICIOTTO

                                                                                                    ___________________________________

                                                                                                                Timothy W. Miciotto

                                                                                                               Senior Vice President/

                                                                                                               Chief Financial Officer

Dated: November 14, 2003

EXHIBIT INDEX

                        EXHIBIT

                        NUMBER                                 EXHIBIT DESCRIPTION

                                 99.1                                    Transcript of third quarter earnings release conference call held on November 6, 2003

EXHIBIT 99.1

[GLOBAL INDUSTRIES, LTD. LOGO]

Moderator

Ladies and gentlemen, thank you for standing by. Welcome to the Global Industries Third Quarter Earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session with the instructions being given at that time. As a reminder, this conference is being recorded. I would now like to turn the conference over to our host, Chairman and CEO, Mr. William Dore. Please go ahead, sir.

W. Dore

Good morning, everyone. With me this morning, I have Peter Atkinson, our President; Mike Pearson, our Chief Operating Officer; Tim Miciotto, our Chief Financial Officer; and Eduardo Borja, our Vice President of Mexico and Latin America.

I'll begin this morning with a review of our results. This will be presented by our CFO, Tim Miciotto. This will be followed by an overview of our worldwide operations by Peter Atkinson, our President; and then I'll open up the call to questions. With that, Tim, we can begin our presentation.

T. Miciotto

Good morning, everyone. I would like to welcome you to the Third Quarter Earnings conference call and again remind you this call is being recorded and will be available on our Web site. The primary objective for this conference is to discuss our earnings for the quarter ended September 30, 2003. Certain of our comments and responses to questions may include forward-looking statements. These forward-looking statements are subject to a number of uncertainties, which are discussed in detail in our December 2002 Form 10-K filing with the SEC.

Moving on to the results of the third quarter, the consolidated revenue was $122.2 million compared to $128.8 million for the same quarter last year. This 5% decrease in revenue was primary attributable to decreased activity of our Latin American segment. This decrease was partially offset by increases in activity in our offshore construction divisions in the Gulf of Mexico and Middle East segments, and our global diving and marine contractors division in the Middle East segment.

Gross profit decreased by $23 million compared to the same quarter last year. Our gross profit margin decreased to a negative 5% as compared to 17.4% for our comparable period last year. This decrease was attributable to reduced efficiencies as well as disputes on pipeline projects in our offshore construction division's West Africa and Middle East segments.

Selling, general, and administrative expenses were $9.5 million compared to $10.1 million reported during the quarter ended September 30, 2003. This decrease is due primarily to certain cost-containment programs implemented by the company.

Interest expense decreased $900,000 to $2.6 million for the quarter ended September 30, 2003 from $3.5 million for the quarter ended September 30, 2002 due to lower interest rates and lower average outstanding debt levels.

Other income increased by $6.6 million to $6.1 million, due primarily due to a gain on asset disposal of $5.6 million. The company sold two construction barges in our offshore construction division's Latin American segment.

The company's effective tax rate is a negative 39% for the year compared to 35% for the nine months ended September 30, 2002. This decrease in effective tax rate is due primarily to the following: first, to a reduction in earnings in certain foreign jurisdictions that are taxed on a .profit percentage of revenue basis; second, to a net operating loss in certain foreign jurisdictions that have not been tax-benefited; and last, $4.6 million of tax expense attributable to the establishment of a valuation allowance for a capital loss carry-forward previously anticipated to be utilized by 2004.

The net loss for the quarter was $12.6 million or $0.13 per share, compared to net income of $5.5 million or $0.05 per share for the same period last year. During the quarter, capital expenditures were $1.4 million and are expected to be approximately $17 million for the year in 2003.

As mentioned in our press release, softening marketing conditions and limitations on recording additional tax benefits are expected to compress the net margins for the remainder of this fiscal year. Therefore, we are revising our guidance for the year ended December 31, 2003 for Global Industries to a loss of $0.25 to $0.35. With that, I'll turn it over to Peter Atkinson.

P. Atkinson

Thank you, Tim. Good morning, everyone, and thank you again for joining our call this morning. Tim has already conveyed to you we reported a net loss of $0.13 per share in the third quarter, attributable in part to some one-time events and changes in our tax provisions, which I will address in a moment after a general business overview.

First, our consolidated revenues for the quarter increased 5% to $122.2 million. During the quarter we booked $123.6 million of new work, worked off $122.2 million resulting in a backlog of $71.9 million at September 30, 2003. Our OCD segment backlog, at $49 million, is made up as follows: Gulf of Mexico, $13 million; West Africa, $13 million; Mexico, $5 million; and Asia Pacific, $18 million. Twenty-three million dollars in our backlog at September 30th is for our Global Divers and Marine Contractors segment.

Subsequent to September 30th, we have received letters of intent for two additional projects in Mexico with a total value a little over $50 million. Forty-five million of our current backlog is scheduled to be worked off in fiscal 2003.

For the quarter ended September 30, 2003 as compared to the same period last year, company-wide bidding activity and the dollar volume of bidding activity were down. During the quarter we received 218 new bids with an estimated total value of $400 million and we currently have bids outstanding totaling $204 million.

In the Gulf of Mexico, utilization and day rates of our lift boat fleet we were up 12% and one-percent respectively, as compared to the same period last year. But as of yesterday, only ten of our 22 lift boats were currently working. Our domestic diving division and saturation diving experienced an increase in diver day rates, but a decrease in overall dive days. Dive support vessel utilization increased during the quarter.

Revenues for our Gulf of Mexico Offshore Construction segment in the quarter were up $16 million or 130% compared to the same period last year. U.S. Gulf of Mexico offshore construction utilization of our major construction barges increased to 58% from 37% over the same period. The increase in revenue is due primary to work performed on the Gunnison project and several small salvage projects. Bidding activity was flat and the dollar volume of bidding activity was down 28%.

During the quarter, The Cherokee and The Arapaho successfully completed work for Apache and LLOG. Currently, The Cherokee is installing a structure and 12-inch pipeline for EOG in Trinidad, and The Arapaho is completing salvage work for . Technologies in the Eugene Island and West Cameron blocks. The Chickasaw is preparing to install approximately 49,000 feet of six-inch pipeline, an umbilical, that LLOG had.Island.

Our Mexico Offshore Construction segment revenues and margins decreased substantially by $42.8 million and $11.8 million respectively. These declines are due to reduced activity compared to the prior year when PEMEX's EPC 45 project was in progress.

During the quarter we sold two of our smaller construction barges: one to be utilized by a hookup and accommodation contractor, the other to be mobilized out of the Gulf of Mexico. Neither of these vessels was considered to be a threat to our future operations and we realized a pretax gain on the sale of $5.6 million with net cash proceeds of $19.7 million.

During the quarter The Titan 2 and Ingeniero II and global divers performed work at three pipeline repair projects for PEMEX in the Bay of Campeche. Productivity on this project exceeded our expectations. Bidding activity and dollar volume of bidding activity were down, but as previously mentioned, we have received letters of intent from PEMEX to install 29 kilometers of 24-inch pipeline from .to .and 12 kilometers of eight-inch pipeline from PTB to Batab A, both in the Bay of Campeche. The Titan 2, Cherokee, and Ingeniero.will execute these projects.

In our West Africa OCD segment, revenues decreased $1.8 million to $17.1 million compared to $18.9 million in the same quarter last year. This decrease in revenues is attributable to decreased activity. During the quarter, two major projects were in process, as compared with three major projects in the same quarter last year. Both bidding activity and dollar volume of bidding activity were down.

During the quarter we completed the Marathon Alba 2 job utilizing The Cheyenne and Chevron's 2002 pipeline program utilizing The Navajo. Both of these projects were negatively affected primarily to mechanical and weather down time, and a higher than normal incidence of unresolved and disputed change orders.

The DLB Cheyenne has commenced installation of a replacement 24-inch pipeline for .Cabinda. You may recall the original pipeline was the subject of the welding issues we discussed in our first quarter conference call. While we do not yet have agreement as to liability, we have proceeded, with the client's approval and joint funding, with the installation of a replacement pipeline.

While we believe that we will ultimately prevail in the resolution of liability, we felt it prudent to record a loss provision of approximately $5 million for this project at this time. Separately, project planning is in the process of the installation of a module for Chevron Nigeria Occam platform.

Bidding in West Africa, in terms of total value, was up, and in terms of volume was down as compared to the same period last year.

Asia Pacific's OCD segment revenues increased to $15.4 million due to increased activity. Gross profit decreased to $2.4 million. The decrease in gross profit is due to lower profit margins on certain contracts as compared to the same period last year.

In Asia Pacific's OCD segment, the DLB 332 continued the installation and . work on the Talisman project. The Seminole completed work on Brunei Shell's 2003 maintenance program and will demobilize to . Both bidding activity and the dollar volume of bidding activity were down.

In our Middle East OCD segment revenues were $22.9 million, up substantially from last year due to work on S.project in the Mediterranean, which completed during the quarter. During the quarter this project experienced mechanical downtime, greater than anticipated cost overruns for demobilization, and other third-party expenses, and several disputed change orders for which revenue could not be recognized. The combination of these issues resulted in us recording a third quarter project loss of $3.2 million.

As Tim already mentioned, several of these additional third quarter losses occurred in taxable jurisdictions in which we currently receive no benefit. As a result, we are reporting tax expense with a net operating loss. In addition, we also took the decision this quarter to take a valuation reserve on a U.S. capital loss carry-forward, which we had previously expected to utilize. In the event we have additional U.S. capital gains in 2004, this carry-forward will still be available to be utilized.

One final comment before I hand this call back to Mr. Dore: For those of you familiar with the company, you will be aware litigation has been in process with GTM in France since late 1999. At an October procedural hearing in Paris on October 29th, we were advised that the commercial court is expected to hand down a ruling on November 19th. With that, I will return the call to Mr. Dore. Thank you.

W. Dore

Thank you, Peter. Laurie, I'll open up the call now to questions.

Moderator

One moment, please, for the first question. Our first question is from the line of Jim Rollyson with Raymond James. Please go ahead.

J. Rollyson Good morning, guys.

W. Dore Good morning, Jim.

J. Rollyson I guess, Bill and Peter, if I listen to what you said about the quarter and kind of looking at your press release, it sounds like more of your problems for the quarter were related to kind of change order problems and cost overruns, as opposed to execution. You've had execution kind of issues off and on going back historically. What is the scoop there?

W. Dore I'd like to give this to Mike Pearson, our COO.

M. Pearson In West Africa we have two contracts there. One contract was purely a deterioration in weather and mechanical down time. The other contract is affected by a combination of productivity and extra work disputes. In the Mediterranean, we had some extra work carried out to stabilize a pipeline and sub-sea tie-ins due to soft bottoms, and had to perform extra work. There were some hydro tests and umbilical installation delays that the payment for these invoices is still under discussion and we've chosen to just recognize cost at this time, until that's sorted out.

J. Rollyson But I guess your execution on the pipe-lay side, it sounds like it's performing a bit better than it has been?

M. Pearson Yes. We were extremely pleased with the performance of both the barges Iroquois and the Tonkawa. The Iroquois and the Tonkawa were in the Mediterranean and it's more of a revenue issue that we have to sort out on recovery.

J. Rollyson Sure. Peter or Tim, you guys have taken a conservative approach on some of these disputed claims and obviously wrote some stuff down here on the quarter in terms of your profitability. If you look at your guidance for the fourth quarter, which looks like an even larger loss than this quarter, is that more of this ongoing kind of conservatism on the disputes, or what is the big delta from Q3 to Q4?

T. Miciotto Jim, the Q4 quarter, as mentioned, the market conditions are looking forward for the quarter. The fourth quarter is normally slow anyway, so it has to do with the fact we're just going to have some idle equipment and have to eat those costs. In addition to that, with the tax situation being of not have some NOL carry-forward capacity, these dollars that we're losing, we're actually having tax expense associated with that. Those are the issues; really it's the compressed market.

J. Rollyson Does this also mean that, going forward at some point, if you guys are successful in winning some of these disputed claims, that we'll see a pickup in profits in some of these areas that you've written down so far?

T. Miciotto That is true.

J. Rollyson Then lastly, West Africa: Bill, are the issues there just really kind of this whole disputed thing? I mean it doesn't look like your backlog has gone up dramatically. It's kind of been sitting fairly sideways. What is your take on West Africa if you look into next year?

W. Dore Well, actually, the next year and a half, we don't see very much at all in West Africa. We're making plans now to relocate, possibly, one of our vessels out of Africa. So that's one area that's going to be disappointing for the company over a year and a half and we have to find ways, again, to reduce the operational presence in Africa. We had planned on working on that in the next couple of days.

J. Rollyson Lastly, Peter, do you care to share which two vessels you sold in Mexico?

P. Atkinson Santa Maria and The Mohawk.

J. Rollyson Okay. Thank you, guys.

Moderator Our next question is from the line of Brent Rakers with Morgan Keegan. Please go ahead.

B. Rakers Good morning. I wanted to expand a little bit on these outstanding claims. Could you maybe throw out a total number of claims that you have outstanding with customers right now - not only that were taken this quarter, but any previous quarters as well?

M Could we come back to that question? We'll generate the answer for you.

B. Rakers Absolutely. The second question, on the Gulf of Mexico performance in the quarter, how much of the - whether it be revenue or profit - how much was driven by the shallow-water construction barges versus work still on the Gunnison project?

M The Gunnison project, we just had some subsea tie-in work to be carried out. I think our Sea Constructor and Pipeliner 5 have been pretty busy during the quarter. OCD had a number of salvage projects, shallow-water pipelines. We had a good quarter in the OCD group. We were real pleased with their performance. We paid out a number of productivity bonuses in that division and we're real pleased with the way they're working towards a profitable year.

M Brent, if you look at the segment report on the press release, the shallow-water division is part of GDMC in the Gulf of Mexico. So the entire revenue, the $28 million in the Gulf of Mexico, is OCD.

B. Rakers I guess the follow-up on that, you indicated that, obviously, Q3 is the peak season for construction work, but given the level of activity that seems to be going on, or at least went on in the third quarter, is there any symbolism in that? Is there any ability to carry that over into the fourth quarter and possibly even first and second quarter of next year?

M I think, Brent, if you're asking activity levels in regards to the Gulf of Mexico, I don't see any real big pickup in the long term in the Gulf of Mexico. In the short term there appears to be an increasing number of shallow-water opportunities. But some of those opportunities are in a water depth that would be more attractive to the flood barge or real small operators, the bait type equipment.

So we still think that the balance of this year is going to be soft and the first quarter of next year also soft. There are some other deeper-water activity opportunities coming at the mid-season 2004, but between now and then, in the Gulf, we don't see much promise.

B. Rakers I guess last question on the projects in West Africa and the Middle East, you mentioned that the projects are now completed. Were they completed by the end of the September quarter, or were they completed sometime in the month of October where there might be potential for further revisions there?

M The Alba and the 2002 program were completed in the third quarter. As I mentioned, we just started the installation of the replacement 24-inch pipeline.

B. Rakers Thanks a lot.

M That will be in the fourth quarter.

B. Rakers Thank you.

Moderator Mr. Rakers, does that conclude your question?

B. Rakers Yes, just a follow-up on the first question I asked. If you can track those numbers down, that would great.

M We'll get back to you, Brent.

Moderator Our next question is from the line of Andrew O'Conor with Strong Capital. Please go ahead.

A. O'Conor Good morning, Bill. Good morning, Peter. Hi, guys. I wanted to know -Peter, I think you already stated this, but I missed it. Geographically, can you break out where your current backlog is, the $71.9 million? Thank you.

P. Atkinson Thirteen million dollars in the OCD Gulf of Mexico; $13 million in West Africa; $5 million in Mexico, plus another $15 million of LOIs that we've received subsequent to September 30th and $18 million in Asia Pacific OCD, the $23 million is spread between GDMC Worldwide.

A. O'Conor Thanks very much. I wanted to know, where do you guys expect 2003 cap ex to come in?

W. Dore Seventeen million dollars for the year, $17 million.

A. O'Conor Okay, and I know it's early, but can you make a rough estimate for your capital expenditure budget for 2004 and what the priorities would be?

M Between $27 million and $28 million at this time.

P. Atkinson We're still formulating our plan for 2004 at the moment, Andrew. It's going to be in the (parties speaking simultaneously).

M It depends on the backlog timing. That could slip quarter by quarter.

A. O'Conor Sure. Okay. Good luck. Thanks, guys.

M Thank you.

Moderator Our next question is from the line of Martin Malloy with Hibernia Southcoast. Please go ahead.

M. Malloy Good morning. I was wondering if you could maybe elaborate on the opportunities you're seeing down in Mexico, perhaps some information on the total dollar volume?

M Yes, Martin, I think I'll refer that to Eduardo Borja. He's the vice president of the area.

E. Borja For the outlook of Mexico, only in pipelines. Last week there was a presentation given by PEMEX to several pipeline contractors, and they announced 21 bids coming bids coming out, 600 kilometers on them, and they're worth around $1.7 billion total.

M We're about to receive the first of the two packages there to be bid and submitted in December for the first two.

E. Borja That is correct. Out of the 21 contracts, two of them were the requests for bids have been published this morning.

M. Malloy Over what time period would you expect this work to be completed?

E. Borja 2004 and 2005.

M. Malloy Okay. Are you seeing any work in terms of platform installation?

E. Borja Oh, yes. Activity in that regard is very high at this moment. They have award six platform contracts . thus far. There are 11; with those, they have five more under bid. In total, there will be 47 platforms being built between 2004 and 2005.

M. Malloy Okay. What would be just a ballpark figure for the revenue from a platform installation?

E. Borja That, I couldn't answer. It depends on the design of them and time of year, in terms of them working on that with the contractors.

M. Malloy Okay. Thank you.

Moderator Mr. Malloy, does that conclude your question?

M. Malloy Yes, it does.

Moderator Very good. One moment, please. It will just be one moment, thank you. We do have a question from the line of John Debs with Bodri Capital Management. Please go ahead.

J. Debs Thank you. Two different questions: One, this is, of course, the second quarter you've had these problems in West Africa. Is your policy just not to comment on them during the quarter and you didn't find out about it until after the quarter was over, or would you have amended your guidance during the quarter if you'd realized these problems at that point?

My second question is just more color on Mexico. As I understand it, you're talking about $1.7 billion in bids over the next two years, on the pipeline. Can you give us some sense of your historic market share in this market, or what you think the possibilities are, and the same on the platform area?

W. Dore I think I'm going to give the first half of your question to Mike and then the second half to Eduardo.

M. Pearson We were aware of the deterioration in West Africa. It's basically weather down time, and every day that occurs we're aware of it. It just extended longer than what we anticipated when we made our Q2 projection. We did make some allowance, but it was more than what we anticipated.

I think, on the disputed claims, we've spent a good bit of time getting third-party opinions on our position and trying to make sure that we weren't too aggressive in our projections on recovery because they are disputes.

J. Debs Okay.

M. Pearson I think we feel our contractual position is good, but nevertheless, it's a dispute.

M Okay. Eduardo?

E. Borja Yes. On market share for bids, given the competition that we have identified in Mexico, first I would answer, historically we've been having access to about 20% of the market share on pipelines. Looking ahead, we see that increasing 25% to 30%.

J. Debs Okay. What about the platform?

M Again too, let's be realistic that everyone is aware of the budget in Mexico and our competition is certainly going to be aggressive in getting into the area. So we can't really, at this point, anticipate what might happen.

We spent a lot of time, energy and money in getting established in the infrastructure so that we can get our bids accepted, because they are, as a company, demand high technical input into your presentations of your bid, and as well getting money out. You have to have the staff and the knowledge on how to document your invoices in order to effectively get paid. So that, we have in place, that others entering that market would have some time getting a better arm around it. But still, the fact is that I think there'll be some increased competition for the work in the Mexico than we've had historically.

J. Debs Okay, and on the platform side, any sense of the dollar market there and historical market shares there?

M No, we have no real numbers on installation of platforms because PEMEX has not had a large number of platforms installed in recent years, so we have no numbers to draw that from.

J. Debs Okay. Thank you very much.

M Sure.

Moderator Mr. Debs, does that conclude your question?

J. Debs Yes, it does.

Moderator Oh, very good. We do have a follow-up question from the line of Brent Rakers with Morgan Keegan. Please go ahead.

B. Rakers Yes, just one follow-up question: I want to address something that Mike just mentioned about some of the outstanding claims. Is it correct, Mike, in what you're saying that you had the third parties evaluate, that and you have made the assumption that some of these claims would be collectible and have recorded it as revenue and in receivables, or am I misinterpreting there?

M. Pearson Only to the extent of the cost we've incurred in accordance with GAAP.

B. Rakers Is there a proportion? So I guess in writing down the $5 million provision in Africa, you're making the assumption, really, that that $5 million is disputed, but not collected?

P. Atkinson That's on the replacement pipeline. We have a very sound legal opinion that we will fully recover our cost plus some profit on that particular replacement contract. However, we're taking the prudent position that until we resolve that item and resolved the issue of liability with our client that we're going to take a $5 million loss of provision on it. That isn't the change orders we were talking about.

On the change orders, we had separate legal opinions, and we took a conservative approach on some of those claims and reduced the amount of revenue that the project manager believes he's entitled to.

B. Rakers I guess the follow-up question is, any sort of timetable on both the African potential recoveries of claims and also the Middle Eastern as to when that might be resolved?

M I think we'll probably have all of this resolved, if I might interject, the first quarter next year.

B. Rakers Great. Thanks a lot.

Moderator Thank you. Our next question is from the line of Joe Agular with Johnson Rice. Please go ahead.

J. Agular Sure. Good morning. Could you tell me who your customer was in the Mediterranean?

E. Borja I'd rather not. I'd rather not do that at this time.

J. Agular Okay. No problem. I guess my general question is, obviously, you had some unfortunate situations with a variety of customers with regard to some of these disputed claims. Aside from that, I was wondering if you all could maybe describe or outline any potential cost savings actions that you're taking, either by region or just company-wide?

M Well, if you look what we've done over the last year and a half, we reduced our debt and the corresponding interest expense associated with that; we've sold our under-performing assets and eliminated their related operational costs; we've done that. We've expanded operations. We've taken idle assets and moved them to the Med and to Trinidad currently. Areas that we weren't traditionally operating in, now we are operating in.

We took other steps. We implemented these project controls we told you about, I guess, six months ago, and as Mike mentioned, we have these barge production bonuses, again, to incentivize our crews to beat targeted performance on our jobs.

So the company has spent a lot of time and energy in getting it in shape for what we thought would be a tremendous 2003, which, as all of you know, has slipped again - I know you're tired of hearing it, as much as we are - into a 2004-2005 scenario. There's not much more that we can do.

We have reduced our overall costs in each region and the number of people that were employed, because we anticipated a period of slowdown this quarter and in the first quarter of next year - in Africa, for example, and the Gulf of Mexico. We've made all of the steps that the company feels, at this point, we can make.

We just got back from London, looking at our underwriters, trying to see what the landscape looks like for renewal of insurance. I think, Russ, .sketch that a squirrel on the insurance. I don't think there's any reduction coming out of insurance package.

R. Robicheaux There won't be any reductions this year - maybe a slight increase.

M Yes, on insurance coverage. In fact, Russ might expand on that just a little bit, but we were well received in London as a very prudent contractor in the way that we handle our bids and protect exposures for the company and that of the carrier. We got accolades from all of the underwriters from Lloyds. So we're held in high esteem in that regard. But other than that, I don't know if there's any other area that the company can reduce. Mike, do you have a comment?

M. Pearson Yes. Just to expand on when we see the downturn, we react to cost reductions. Just to give an example, in West Africa, we had three barges operating. We now have completely stacked one and removed the crew completely. The other one is idle and we have one barge operating. We're basically operating here on a project basis now.

So we've made quite a bit of overhead reductions. When the work activity goes down, we shift people to other areas and we're trying to make sure we keep all of our performers, and our non-performers are no longer with us. So we're taking actions to get the company profitable.

We have about 11 divisions in the company - five OCD, six with the global divers - and we have two divisions of those 11 that have not been profitable. That's what our focus is on is relooking at West Africa and the other division that needs to make money, and we are dedicated to making that happen.

J. Agular That's a great rundown. I really appreciate that. To kind of follow up on a couple of points you all made: one, the Gulf of Mexico. I mean the Gulf of Mexico profitability. Is that sort of reflective of some of the steps you've taken in that particular area?

M Absolutely. We think it's a great thing that we've accomplished this year in a difficult market. We've demonstrated that we can compete in deep- water projects and execute and make money and we're real proud of that. We're trying to take those lessons that we're learning as we train our people and go forward in these new systems, and take it to each division to get them all operating at the same level.

J. Agular I realize, obviously, there's some seasonality in the Gulf, but is that the type of profitability level that you all feel is sustainable in the Gulf of Mexico going forward?

M I think we're going to be able to keep this up. We certainly understand what it takes to be profitable, and we're trying to incentivize the crews with productivity bonuses to sustain that.

J. Agular All right. I guess going back to West Africa, do you feel that, now, with the reductions you've made over there, and I guess maybe company-wide, you all feel you have the business sized correctly for the current market? I'll let you address that first.

M Yes, I can answer that question. I think we do. Again, we were very optimistic that 2003 would have been a better year, as many of our competitors at the beginning of the year and the season also announced. So we positioned ourselves for a bigger year than actually happened.

The realization of the balance of 2003 become more visible about mid-year and we began making steps to correct the overhead and the . So we think we're sized now and, as Mike mentioned a moment ago, they were -and he inherited an organization, Mike did, of people that he was not familiar with. He couldn't tell whether they would or not perform in certain areas and identified out-performers and non-performers. So he's been effectively taking off of the bus those who have not lived up to certain commitments they had to this company and certain requirements and compliance and accountability. We think we're sized right. We think we're ready for 2004 and that's the outlook for this company.

J. Agular Great. Just one final question: Did you give, or could you give, the proceeds that you received from the sale of the two vessels?

M . $20 million.

J. Agular Twenty million. Okay. Thanks. I appreciate it.

Moderator Thank you. Mr. Dore, at this time, I'll turn it back to you.

W. Dore Well, we certainly want to extend our appreciation for you spending the time to hear our story this morning. I know it's disappointing news. It's disappointing to us and our board that we have not returned to the level of profitability that we thought we would by this time.

We are making the steps to correct it. We think that the outlook in certain sectors that we currently have infrastructure are going to generate opportunities for this company and we feel, at this point, that our costs are in place and we feel like the infrastructure for pursuing the work with assets and people in place are there.

Hopefully and optimistically, we're looking to beginning the year with a fresh start. Again, thank you all for your time and we won't be on this call until the first of the year, so Happy Holidays to you and your family. Thank you very much.

Moderator Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference Service. You may now disconnect.